EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Microtek Medical Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-85668, No. 33-93526, No. 33-93528, No. 333-11407, No. 333-36049, No. 333-70033, No. 333-81605, No. 333-81637, No. 333-89696 and No. 333-117736) on Form S-8 of Microtek Medical Holdings, Inc. and subsidiaries of our report dated April 28, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of Microtek Medical Holdings, Inc.

Jackson, Mississippi May 2, 2005	KPMG LLP